Exhibit 99.1

Contact:	Mark Monaco
Chief Financial Officer
(212) 802-7200

IPAYMENT HOLDINGS, INC. AND IPAYMENT, INC. ANNOUNCE THE EXPIRATION AND FINAL RESULTS OF OFFERS TO EXCHANGE AND CONSENT SOLICITATIONS

NEW YORK – (December 23, 2014) – On December 23, 2014, iPayment Holdings, Inc. (“Holdings”) and iPayment, Inc. (“iPayment” and, together with Holdings, the “Companies”) announced the expiration and final results of the exchange offers (the “Exchange Offers”) and consent solicitations (the “Consent Solicitations,” and together with the Exchange Offers, the “Offers”) relating to Holdings’ 15.00%/15.00% Senior Notes due 2018 (the “Holdco Notes”) and iPayment’s 10.25% Senior Notes due 2018 (the “Opco Notes” and, together with the Holdco Notes, the “Existing Notes”) previously commenced by the Companies on November 7, 2014 pursuant to the Offers to Exchange and Consent Solicitation Statement, dated as of November 7, 2014 (as amended, the “Statement”).

The Offers expired at 5:00 p.m., New York City time, on December 22, 2014 (such time and date, the “Expiration Date”). As of the Expiration Date, according to Global Bondholder Services Corporation, the Information and Exchange Agent for the Offers, approximately $134,389,664, or 96.98%, of the aggregate principal amount of outstanding Holdco Notes had been validly tendered for exchange and not withdrawn and approximately $374,694,000, or 93.67%, of the aggregate principal amount of outstanding Opco Notes had been validly tendered for exchange and not withdrawn. The Offers were made pursuant to an Exchange Offer Support Agreement entered into on September 29, 2014 (as amended, the “Support Agreement”), among the Companies and certain holders of Existing Notes. Accordingly, the Companies have received the requisite participation pursuant to the terms of the Offers.

In addition, the Companies have received the requisite consents for the proposed amendments to the indentures governing the Existing Notes, which proposed amendments will eliminate substantially all of the covenants and related events of default and other related provisions contained such indentures. The Companies expect to execute the supplemental indentures that give effect to these proposed amendments upon the settlement of the Offers.

The Companies expect the settlement of the Offers to take place on December 29, 2014, subject to the satisfaction of customary closing conditions.

The securities offered pursuant to the Statement have not been, and except as described in the Statement will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption therefrom. The Exchange Offers are being made pursuant to the exemption provided for under Section 4(a)(2) of the Securities Act.

iPayment Holdings, Inc. and iPayment, Inc. Announce

    Expiration and Final Results of Offers to Exchange and Consent Solicitations

December 23, 2014

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities described herein and is also not a solicitation of consents to proposed amendments as described in the Statement. The Statement was distributed only to holders of Existing Notes that completed and returned a letter of eligibility confirming that they are “eligible holders” for the purposes of the Offers.

The above descriptions of the Statement and the Support Agreement do not purport to be a complete statement of the parties’ rights and obligations thereunder. The Companies can provide no assurance that the settlement of the Offers will occur on the terms described in this press release, or at all. Any information disclosed in this press release shall not be construed as an admission that such information is material. This press release does not constitute an offer to sell, or a solicitation of offers to buy, the securities described herein.

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